Term sheet
To prospectus dated December 1, 2005,
prospectus supplement dated December 1, 2005 and product supplement no. 4-I dated December 1, 2005

                                                             Term Sheet No. 1 to
                                                      Product Supplement No. 4-I
                                           Registration Statement No. 333-130051
                                                          Dated December 2, 2005
                                                                        Rule 433

JPMorgan Chase [Logo]

$
JPMorgan Chase & Co.
Floating Rate Notes Linked to the 2-year Constant Maturity U.S. Treasury Rate due December 19, 2008

General
-------

      o Senior unsecured obligations of JPMorgan Chase & Co. maturing December 19, 2008.

      o Interest on the notes will be payable monthly in arrears at a rate per annum linked to the 2-year Constant Maturity U.S. Treasury Rate (the "2-year CMT Rate"), as described below, plus a spread. The spread will be set on the pricing date and will not be less than 0.20%.

      o     Minimum denominations of $1,000 and integral multiples thereof.

      o The notes are expected to price on or about December 14, 2005 and are expected to settle on or about December 19, 2005.

Key Terms
---------

Maturity Date:                December 19, 2008

Interest:                     For each $1,000 principal amount note, the
                              interest payment for each Interest Period will be calculated as follows: $1,000 x Interest Rate x
                              (number of days in Interest Period/360), where the number of days will be calculated on the basis of a year of 360 days with twelve months of thirty days each.

Interest Rate:                A rate per annum equal to the 2-year CMT Rate on
                              each applicable Determination Date plus a spread.
                              The spread will be set on the pricing date and will not be less than 0.20% per annum. In no case will the Interest Rate for the notes for any monthly interest payment period be less than the minimum spread.

2-year CMT Rate:              For any Interest Period, a percentage equal to the
                              yield for United States Treasury securities at "constant maturity" for an original period to maturity of 2 years, as such rate is set forth in H.15(519) under the caption "Treasury constant maturities," as such yield is displayed on the Telerate Page for the Determination Date immediately preceding such Interest Period.

Determination Dates:          Two business days immediately prior to the
                              beginning of the applicable Interest Period. For example, December 15, 2005 is the Determination
                              Date of the 2-year CMT Rate with respect to interest due and payable on January 19, 2006.

Interest Periods:             The period beginning on and including the issue
                              date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest
                              Payment Date and ending on but excluding the next succeeding Interest Payment Date.

Interest Payment Dates:       The 19th day of each month, commencing with the
                              Interest Payment Date in January 2006, to and including the maturity date. If the 19th day in any month is not a business day, payment shall be made on the next business day immediately following such 19th day.

Payment at Maturity:          On the maturity date we will pay you the principal
                              amount of your notes plus any accrued and unpaid interest.

Investing in the Floating Rate Notes involves risks. See "Risk Factors" beginning on page PS-5 of the accompanying product supplement no. 4-I and Selected Risk Considerations beginning on page TS-1 of this term sheet.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and product supplement no. 4-I) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, each prospectus supplement, product supplement no. 4-I and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 4-I and this term sheet if you so request by calling toll-free 866-535-9248 or sending an email to jpmorgan@adcord.com.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus, and product supplement no. 4-I. Any representation to the contrary is a criminal offense.

================================================================================
               Price to Public        JPMSI's Commission (1)      Proceeds to Us
--------------------------------------------------------------------------------
Per note       $                      $                           $
--------------------------------------------------------------------------------
Total          $                      $                           $
--------------------------------------------------------------------------------

(1) If the notes priced today, J.P. Morgan Securities Inc., whom we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $3.00 per $1,000 principal amount note and would use a portion of that commission to pay selling concessions to other dealers of not more than $1.50 per $1,000 principal amount note. The actual commission received by JPMSI may be more or less than $3.00 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, which includes concessions to be paid to other dealers, exceed $6.00 per $1,000 principal amount note. See "Underwriting" beginning on page PS-10 of the accompanying product supplement no. 4-I.

      The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

                                    JPMorgan

December 2, 2005

                     ADDITIONAL TERMS SPECIFIC TO THE NOTES

      You should read this term sheet together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated December 1, 2005, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated December 1, 2005. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. 4-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

      You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

      Product supplement no. 4-I dated December 1, 2005:
      http://www.sec.gov/Archives/edgar/data/19617/000089109205002394/
      e22925_424b3.txt

      Prospectus supplement dated December 1, 2005:
      http://www.sec.gov/Archives/edgar/data/19617/000089109205002390/
      e22885_424b2.txt

      Prospectus dated December 1, 2005:
      http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/
      e22923_base.txt

      As used in this term sheet, the "Company," "we," "us," or "our" refer to JPMorgan Chase & Co.

Selected Purchase Considerations

      o PRESERVATION OF CAPITAL - You will receive at least 100% of the principal amount of your notes if you hold the notes to maturity, regardless of changes in the 2-year CMT Rate.

      o MONTHLY INTEREST PAYMENTS - The notes offer monthly interest payments linked to the 2-year CMT Rate plus the minimum spread. The spread will be set on the pricing date and will not be less than 0.20%. The yield on the notes may be less than the overall return you would receive from a conventional debt security with the same maturity that you could purchase today.

      o TAX TREATMENT - You should review carefully the section "Certain U.S. Federal Income Tax Consequences" in the accompanying product supplement no. 4-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, the notes will be treated for U.S. federal income tax purposes as "variable rate debt instruments." Accordingly, interest paid on the notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss.

Selected Risk Considerations

      o FLOATING RATE NOTES DIFFER FROM FIXED RATE NOTES - The rate of interest paid by us on the notes for each Interest Period will be equal to the 2-year CMT Rate plus a minimum spread of 0.20% per annum, which may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall variable annual percentage rate of interest to maturity on the notes as compared to other equivalent investment alternatives.

      o CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY - While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent's commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and could result in a substantial loss to you. YOUR PRINCIPAL IS PROTECTED ONLY AT MATURITY.

      o LACK OF LIQUIDITY -- The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes. If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may not be able to purchase these notes from us and your ability to sell or trade these notes in the secondary market may be limited.

      o JPMORGAN CREDIT RISK - Because the notes are senior unsecured obligations of JPMorgan Chase & Co. Inc., payment of any amount at maturity is subject to the ability of JPMorgan Chase & Co. Inc. to pay its obligations as they become due.

What is the 2-year Constant Maturity U.S. Treasury Rate?

The 2-year Constant Maturity U.S. Treasury Rate for purposes of the notes is a yield interpolated by the United States Department of the Treasury from its daily yield curve. That yield curve, which relates the yield on a U.S. Treasury security to its time to maturity, is based on the closing market bid yields on actively traded U.S. Treasury securities in the over-the-counter market. These market yields are calculated from composites of quotations obtained by the Federal Reserve Bank of New York. The yield values are read from the yield curve at fixed maturities. This method provides a yield for a 2-year maturity, for example, even if no outstanding U.S. Treasury security has exactly 2 years remaining to maturity. For additional information about the 2-Year Constant Maturity U.S. Treasury Rate, see "Description of Notes - The Constant Maturity U.S. Treasury Rate" in the accompanying product supplement no. 4-I.

Historical Information

The following graph sets forth the historical performance of the 2-year Constant Maturity Treasury rate from January 1, 2000 through November 25, 2005. The 2-year Constant Maturity Treasury rate on November 30, 2005 was 4.42%. We obtained the 2-year Constant Maturity Treasury rates and other information below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information so obtained from Bloomberg Financial Markets.

The historical data with respect to the 2-year Constant Maturity Treasury rate is not necessarily indicative of the future performance of the 2-year Constant Maturity Treasury rate. Any historical upward or downward trend in the 2-year Constant Maturity Treasury rate during any period set forth below is not an indication that the rates are more or less likely to increase or decrease at any time during the term of the notes. No assurance can be given as to the 2-year CMT Rate on any given day, including any Determination Date.

  [The following data is represented by a line chart in the printed material.]

    Historical Performance of the 2-year U.S. Constant Maturity Treasury Rate

        Date         Rate Level (%)
        ----         --------------
      7-Jan-00           6.34
     14-Jan-00           6.43
     21-Jan-00           6.48
     28-Jan-00           6.48

      4-Feb-00           6.61
     11-Feb-00           6.68
     18-Feb-00           6.65
     25-Feb-00           6.54

      3-Mar-00           6.51
     10-Mar-00           6.51
     17-Mar-00           6.50
     24-Mar-00           6.54
     31-Mar-00           6.57

      7-Apr-00           6.38
     14-Apr-00           6.35
     21-Apr-00           6.34
     28-Apr-00           6.53

      5-May-00           6.76
     12-May-00           6.86
     19-May-00           6.89
     26-May-00           6.77

      2-Jun-00           6.64
      9-Jun-00           6.53
     16-Jun-00           6.45
     23-Jun-00           6.48
     30-Jun-00           6.44

      7-Jul-00           6.31
     14-Jul-00           6.34
     21-Jul-00           6.40
     28-Jul-00           6.31

      4-Aug-00           6.23
     11-Aug-00           6.19
     18-Aug-00           6.28
     25-Aug-00           6.23

      1-Sep-00           6.20
      8-Sep-00           5.90
     15-Sep-00           6.07
     22-Sep-00           6.08
     29-Sep-00           6.04

      6-Oct-00           6.00
     13-Oct-00           5.90
     20-Oct-00           5.85
     27-Oct-00           5.88

      3-Nov-00           5.92
     10-Nov-00           5.97
     17-Nov-00           5.89
     24-Nov-00           5.86

      1-Dec-00           5.71
      8-Dec-00           5.49
     15-Dec-00           5.46
     22-Dec-00           5.23
     29-Dec-00           5.12

      5-Jan-01           4.78
     12-Jan-01           4.72
     19-Jan-01           4.80
     26-Jan-01           4.79

      2-Feb-01           4.66
      9-Feb-01           4.70
     16-Feb-01           4.78
     23-Feb-01           4.64

      2-Mar-01           4.44
      9-Mar-01           4.46
     16-Mar-01           4.34
     23-Mar-01           4.24
     30-Mar-01           4.29

      6-Apr-01           4.15
     13-Apr-01           4.25
     20-Apr-01           4.26
     27-Apr-01           4.19

      4-May-01           4.23
     11-May-01           4.16
     18-May-01           4.30
     25-May-01           4.33

      1-Jun-01           4.28
      8-Jun-01           4.15
     15-Jun-01           4.01
     22-Jun-01           3.97
     29-Jun-01           4.07

      6-Jul-01           4.21
     13-Jul-01           4.10
     20-Jul-01           4.02
     27-Jul-01           3.95

      3-Aug-01           3.86
     10-Aug-01           3.81
     17-Aug-01           3.73
     24-Aug-01           3.73
     31-Aug-01           3.68

      7-Sep-01           3.70
     14-Sep-01           3.20
     21-Sep-01           2.91
     28-Sep-01           2.86

      5-Oct-01           2.76
     12-Oct-01           2.80
     19-Oct-01           2.78
     26-Oct-01           2.72

      2-Nov-01           2.49
      9-Nov-01           2.40
     16-Nov-01           2.83
     23-Nov-01           3.05
     30-Nov-01           3.03

      7-Dec-01           3.02
     14-Dec-01           3.08
     21-Dec-01           3.15
     28-Dec-01           3.21

      4-Jan-02           3.17
     11-Jan-02           2.98
     18-Jan-02           2.86
     25-Jan-02           3.09

      1-Feb-02           3.11
      8-Feb-02           2.98
     15-Feb-02           3.02
     22-Feb-02           2.99

      1-Mar-02           3.08
      8-Mar-02           3.33
     15-Mar-02           3.58
     22-Mar-02           3.70
     29-Mar-02           3.71

      5-Apr-02           3.60
     12-Apr-02           3.47
     19-Apr-02           3.36
     26-Apr-02           3.30

      3-May-02           3.23
     10-May-02           3.22
     17-May-02           3.35
     24-May-02           3.28
     31-May-02           3.23

      7-Jun-02           3.15
     14-Jun-02           3.04
     21-Jun-02           2.90
     28-Jun-02           2.87

      5-Jul-02           2.84
     12-Jul-02           2.67
     19-Jul-02           2.57
     26-Jul-02           2.32

      2-Aug-02           2.24
      9-Aug-02           2.04
     16-Aug-02           2.14
     23-Aug-02           2.18
     30-Aug-02           2.19

      6-Sep-02           2.02
     13-Sep-02           2.12
     20-Sep-02           2.01
     27-Sep-02           1.93

      4-Oct-02           1.76
     11-Oct-02           1.78
     18-Oct-02           2.07
     25-Oct-02           2.14

      1-Nov-02           1.77
      8-Nov-02           1.84
     15-Nov-02           1.84
     22-Nov-02           1.99
     29-Nov-02           2.07

      6-Dec-02           2.01
     13-Dec-02           1.87
     20-Dec-02           1.83
     27-Dec-02           1.71

      3-Jan-03           1.70
     10-Jan-03           1.79
     17-Jan-03           1.70
     24-Jan-03           1.67
     31-Jan-03           1.72

      7-Feb-03           1.69
     14-Feb-03           1.62
     21-Feb-03           1.62
     28-Feb-03           1.57

      7-Mar-03           1.47
     14-Mar-03           1.47
     21-Mar-03           1.72
     28-Mar-03           1.65

      4-Apr-03           1.54
     11-Apr-03           1.61
     18-Apr-03           1.70
     25-Apr-03           1.66

      2-May-03           1.56
      9-May-03           1.48
     16-May-03           1.44
     23-May-03           1.36
     30-May-03           1.33

      6-Jun-03           1.25
     13-Jun-03           1.14
     20-Jun-03           1.22
     27-Jun-03           1.28

      4-Jul-03           1.31
     11-Jul-03           1.35
     18-Jul-03           1.45
     25-Jul-03           1.56

      1-Aug-03           1.71
      8-Aug-03           1.77
     15-Aug-03           1.82
     22-Aug-03           1.89
     29-Aug-03           1.98

      5-Sep-03           1.92
     12-Sep-03           1.69
     19-Sep-03           1.65
     26-Sep-03           1.66

      3-Oct-03           1.54
     10-Oct-03           1.65
     17-Oct-03           1.85
     24-Oct-03           1.83
     31-Oct-03           1.81

      7-Nov-03           1.95
     14-Nov-03           1.97
     21-Nov-03           1.84
     28-Nov-03           1.97

      5-Dec-03           2.04
     12-Dec-03           1.90
     19-Dec-03           1.84
     26-Dec-03           1.86

      2-Jan-04           1.88
      9-Jan-04           1.83
     16-Jan-04           1.67
     23-Jan-04           1.69
     30-Jan-04           1.81

      6-Feb-04           1.81
     13-Feb-04           1.75
     20-Feb-04           1.72
     27-Feb-04           1.68

      5-Mar-04           1.69
     12-Mar-04           1.53
     19-Mar-04           1.54
     26-Mar-04           1.53

      2-Apr-04           1.67
      9-Apr-04           1.88
     16-Apr-04           2.03
     23-Apr-04           2.17
     30-Apr-04           2.29

      7-May-04           2.41
     14-May-04           2.62
     21-May-04           2.57
     28-May-04           2.54

      4-Jun-04           2.65
     11-Jun-04           2.75
     18-Jun-04           2.84
     25-Jun-04           2.77

      2-Jul-04           2.71
      9-Jul-04           2.56
     16-Jul-04           2.58
     23-Jul-04           2.69
     30-Jul-04           2.76

      6-Aug-04           2.60
     13-Aug-04           2.47
     20-Aug-04           2.46
     27-Aug-04           2.48

      3-Sep-04           2.47
     10-Sep-04           2.52
     17-Sep-04           2.53
     24-Sep-04           2.53

      1-Oct-04           2.63
      8-Oct-04           2.61
     15-Oct-04           2.53
     22-Oct-04           2.55
     29-Oct-04           2.57

      5-Nov-04           2.65
     12-Nov-04           2.86
     19-Nov-04           2.95
     26-Nov-04           2.99

      3-Dec-04           2.94
     10-Dec-04           2.95
     17-Dec-04           3.03
     24-Dec-04           3.04
     31-Dec-04           3.09

      7-Jan-05           3.20
     14-Jan-05           3.24
     21-Jan-05           3.16
     28-Jan-05           3.25

      4-Feb-05           3.29
     11-Feb-05           3.34
     18-Feb-05           3.40
     25-Feb-05           3.54

      4-Mar-05           3.58
     11-Mar-05           3.73
     18-Mar-05           3.73
     25-Mar-05           3.83

      1-Apr-05           3.84
      8-Apr-05           3.74
     15-Apr-05           3.65
     22-Apr-05           3.57
     29-Apr-05           3.64

      6-May-05           3.65
     13-May-05           3.68
     20-May-05           3.62
     27-May-05           3.64

      3-Jun-05           3.55
     10-Jun-05           3.62
     17-Jun-05           3.71
     24-Jun-05           3.65

      1-Jul-05           3.66
      8-Jul-05           3.76
     15-Jul-05           3.84
     22-Jul-05           3.91
     29-Jul-05           3.97

      5-Aug-05           4.05
     12-Aug-05           4.11
     19-Aug-05           4.04
     26-Aug-05           4.02

      2-Sep-05           3.87
      9-Sep-05           3.86
     16-Sep-05           3.91
     23-Sep-05           3.97
     30-Sep-05           4.11

      7-Oct-05           4.20
     14-Oct-05           4.24
     21-Oct-05           4.26
     28-Oct-05           4.35

      4-Nov-05           4.44
     11-Nov-05           4.46
     18-Nov-05           4.43
     25-Nov-05           4.35


                                      TS-2